Exhibit 5.1

23 September 2016

Prime Acquisition Corp. No. 322, Zhongshan East Road Shijiazhuang Hebei Province, 050011 The People’s Republic of China

Dear Sirs,

Prime Acquisition Corp. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement number 333-212397 on Form F-1 (the "Registration Statement") filed with the U.S. Securities and Exchange Commission (the "Commission") on 22 August 2016 under the U.S. Securities Act of 1933, as amended, (the "Securities Act") relating to the public offering of up to (i) 4,949,318 ordinary shares, par value $0.001 per share (“Ordinary Shares”) of the Company by the selling shareholders (the “Selling Shareholders”) set out in the Registration Statement (which includes 1,788,755 issued Ordinary Shares registered in the names of the Selling Shareholders (the “Issued Ordinary Shares”), 2,679,313 Ordinary Shares underlying warrants, and 481,250 Ordinary Shares underlying options (“Options”)), and (ii) 2,679,313 warrants (“Warrants”) by the selling shareholders; and (iii) the issue of 3,813,979 Ordinary Shares underlying outstanding Warrants issued in the Company’s initial public offering pursuant to a prospectus dated 24 March 2011 and outstanding Warrants issued pursuant to a dividend subsequent to the Company’s business combination.

For the purposes of giving this opinion we have examined:

(i)	a copy of the Registration Statement;

(ii)	the Prospectus forming a part of the Registration Statement;

(iii)	a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 7 September 2016;

23 September 2016

(iv)	a copy of the amended and restated memorandum and articles of association of the Company certified by a director of the Company on 7 September 2016 (the “Constitutional Documents”);

(v)	a copy of the register of members of the Company certified by a Director of the Company on 7 September 2016;

(vi)	a copy of resolutions passed by the directors of the Company on 7 September 2016 authorising the filing of the Registration Statement (the “Resolutions”); and

(vii)	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us; (d) that the resolutions contained in the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (e) that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein; (f) that the Company will have sufficient authorised capital to effect the issue of any of the Ordinary Shares at the time of issue on the conversion, exchange or exercise of any Warrants or Options; (g) that all necessary corporate action will be taken to authorise and approve any issuance of Ordinary Shares underlying Warrants or Options; (h) that, upon the issue of any Ordinary Shares, the Company will receive consideration for the issue thereof which shall be equal to at least the par value thereof; (i) the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the issuance of the Options and Warrants, and the due execution and delivery thereof by each party thereto.

The obligations of the Company under any Options and Warrants (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Cayman Islands court, if and to the extent they constitute the payment of an amount which is in the nature of a penalty; (e) may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against the Company under any Options or Warrants if there are other proceedings in respect of such Options or Warrants simultaneously underway against the Company in another jurisdiction. Under Cayman Islands law, a person who is not one of the parties to an agreement is, in general, unable to enforce it.

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We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the public offering of the Issued Ordinary Shares, Warrants and Ordinary Shares underlying the Options and Warrants by the Selling Shareholders and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the law of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Law (the “Law”), a company is deemed to be in good standing if all fees and penalties under the Law have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Law.

2.	Based solely upon a review of the register of members of the Company certified by a Director of the Company on 7 September 2016, the 1,788,755 Issued Ordinary Shares are validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

3.	Upon the due issuance of the 6,974,542 unissued Ordinary Shares underlying the Warrants and the Options, and payment of the consideration therefor, such Ordinary Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman